Exhibit 99.1

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                     Immunomedics Inc. Completes $35 Million
                  Senior Convertible Notes and Warrant Offering

Morris Plains, NJ, April 27, 2005 - Immunomedics, Inc. (Nasdaq: IMMU) today announced the closing of a $35 million financing of its 5% Senior Convertible Notes due 2008 and common stock warrants. The notes and warrants were sold to qualified institutional investors and institutional accredited investors. Each purchaser received a warrant to purchase 381.97 shares of common stock for each $1,000 of principal amount notes purchased and was granted a 120 day option to purchase up to an additional 20% of principal notes and warrants at the offering price plus accrued interest based on their initial purchase. The warrants are exercisable commencing on the effective date of the share increase described below until the third anniversary of the initial closing date at $2.98per share of common stock, or approximately 125% of our current common stock price.

Interest on the notes is payable semi-annually in arrears and, at the discretion of the company, is payable in cash or in shares of company common stock. Holders of the notes may at their election at any time, as well asthe company may, subject to certain market performance targets, cause the holders to convert the notes into shares of common stock prior to the maturity date. If the notes are converted prior to the third anniversary of the issue date, the holder will be entitled to interest through the third anniversary. At term, the notes and any accrued interest are payable in the company's discretion in cash, common stock or any combination. The initial conversion price of the notes is 110% of the average stock price for the three trading days preceding the notes' issue date. The company will use some of the proceeds of the offering to cancel at closing $5 million of its 3.25% Convertible Notes due 2006 and will convert the $5 million balance of its outstanding 3.25% Convertible Notes due 2006 into 5% Senior Convertible Notes due 2008.

"This financing maximizes our options at an important stage of our development. The funds raised will enable us to move forward independently with registration trials for our lead product, epratuzamab, in moderate to severe lupus, cover general working capital purposes and, redeem our outstanding 3.25% Convertible Notes due January 2006." commented Gerard G. Gorman, Vice President, Finance and Chief Financial Officer. "At the same time and without delaying our trial, we continue to hold discussions with potential partners for epratuzamab in all indications with the aim of securing the best possible agreement for our product and for our shareholders." he added.

"Our goal is to expeditiously bring to market a product that can help improve the quality of life for lupus patients. The details of our protocols have been finalized with the Food and Drug Administration (FDA), European Medicines Evalaution Agency (EMEA), and our principal clinical investigators, and we are on schedule to initiate two pivotal phase III clinical trials in the first half of this calendar year. These trials will further evaluate the safety and efficacy of epratuzumab in the treatment of patients with moderate to severe lupus, a pervasive disease that is in great need of new therapy options," commented Cynthia L. Sullivan, President and Chief Executive Officer. "We are pleased with the support our investors have demonstrated by providing the company with this financing to further our overall growth strategy as we continue to seek and evaluate potential strategic relationships," she added.

As soon as practicable, the company intends to call a special meeting of its stockholders to request a 40 million share increase to its authorized common stock to include 7.43 million additional shares required for conversion of all of the notes and exercise of all of the warrants. The company had available at closing approximately 8.92 million shares of unrestricted authorized common stock including the shares formerly reserved for conversion of the company's 3.25% Convertible Notes due 2006 which it has reserved for the conversion of the notes; at the initial conversion rate, the company requires approximately 16.35 million, or 7.43 million additional shares of unrestricted authorized common stock. Under the terms of the indenture pursuant to which the notes were issued, the company is required within 120 days of issue to obtain shareholder approval to increase the company's authorized common stock by not less than 7.43 million shares or be subject to successive monthly increases in the interest rate, subject to a cap.

Mr. Gorman added, "The share increase above the required amount is necessary to allow the company flexibility to utilize stock to assist in funding the its continued operations and expansion plans, including joint ventures, licensing arrangements, acquisitions and the development of certain strategic relationships, as well as to pay interest on the notes if the company so elects. While the company has no current plans to affect any specific business transaction with the additional shares, in the event it does affect any such transaction, shares will only be issued upon approval by the company's board exercising its fiduciary duties. Additional stockholder consent may also be required for any future issuance."

Under the terms of the indenture the company is also required to escrow approximately $12.3 million of the note proceeds until it obtains shareholder approval and files an amended certificate of incorporation reflecting at least the required share increase. If the company does not within 210 days of issue complete the required share increase, the holders will have the right to require the company to repurchase the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the notes and common stock issuable upon conversion of the notes may register their securities pursuant to a registration statement that the company will use its best efforts to file within 120 days and cause to be effective within 180 days of issue. Interest on the notes is subject to successive monthly increases, subject to a cap, if the registration statement covering the notes and the shares is not filed or effective as the company has agreed.

Immunomedics is a biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We believe that our portfolio of intellectual property, which includes approximately 90 issued patents in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies.

Lazard Freres & Co. LLC, investment banker to the company, was the placement agent in this financing.

This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The company is not under any obligation, and the company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Immunomedics, Inc. will file a proxy statement with the SEC concerning the share increase. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Immunomedics, Inc. free of charge by requesting them in writing from Immunomedics, Inc. at 300 American Road, Morris Plains, NJ 07950, Attention: Investor Relations, or by telephone at
(973) 605-8200.

Company Contact: Chau Cheng, Associate Director, Investor Relations & Business Analysis, (973) 605-8200, extension 123. Visit the company's web site at http://www.immunomedics.com.